Exhibit (d.)

Investment Management Agreement

AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This amendment (the “Amendment”) is effective as of the 1st day of November, 2010, by and between Sit Mutual Funds, Inc., a Minnesota corporation (the “Company”), and Sit Investment Associates, Inc., a Minnesota corporation (“SIA”).

Background

The Company and SIA entered into an Investment Management Agreement dated as of November 1, 1992 (the Agreement”), relating to SIA’s provision of certain investment management services to each portfolio represented by a series of shares of common stock of the Company that adopts the Agreement as set forth in Exhibit A thereto. The Company and SIA desire to amend the Agreement as set forth herein.

This Background section is incorporated by reference into and made a part of this Amendment.

Terms

The Company and SIA hereby agree that:

A.	All references to “Sit “New Beginning” Mutual Funds, Inc.” in the Agreement are hereby replaced with “Sit Mutual Funds, Inc.”

B.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be executed by their duly authorized representatives designated below.

SIT MUTUAL FUNDS, INC.

By:	/s/ Roger J. Sit
Roger J. Sit, President

SIT INVESTMENT ASSOCIATES, INC.

By:	/s/ Paul E. Rasmussen
Vice President

EXHIBIT A

to

INVESTMENT MANAGEMENT AGREEMENT

FUND	EFFECTIVE DATE	ANNUAL MANAGEMENT FEE (as a % of average daily net assets)

Sit International Growth Fund (Series A)	November 1, 1992	1.50	% (1)

Sit Balanced Fund (Series B)	December 31, 1993	1.00	% (1)

Sit Developing Markets Growth Fund (Series C)	March 31, 1994	2.00	% (1)

Sit Small Cap Growth Fund (Series D)	March 31, 1994	1.50	% (1)

Sit Dividend Growth Fund (Series G)	December 31, 2003	1.00	% (1)

Sit Global Dividend Growth Fund (Series H)	September 30, 2008	1.25	% (1)

(1)	Except for extraordinary expenses (as so designated by a majority of the directors of the Company, including a majority of said directors who are not “interested persons” of the Company or of SIA, as defined in the Investment Company Act of 1940, as amended), fees paid under a distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 for class S of Sit Dividend Growth Fund (series G of Sit Mutual Funds, Inc.) and class S of Sit Global Dividend Growth Fund (series H of Sit Mutual Funds, Inc.), interest, brokerage commissions and other transaction charges relating to investing activities incurred by the Company on behalf of each aforementioned Fund, SIA shall bear all of each Fund’s expenses.

IN WITNESS WHEREOF, the Company and SIA have caused this Exhibit A to the Investment Management Agreement dated as of November 1, 1992 between the Company and SIA to be executed as of November 1, 2010.

SIT MUTUAL FUNDS, INC.

By	/s/ Paul E. Rasmussen
Its	Vice President

SIT INVESTMENT ASSOCIATES, INC.

By	/s/ Roger J. Sit
Its	President

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